UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/11/2007

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As has been previously announced, the Board of Directors of EarthLink, Inc. (the "Company") is continuing its search for a Chief Executive Officer as it also continues to execute on its business plan. In light of the uncertainty that may typically result among the officers of a company in these circumstances, the Leadership and Compensation Committee of the Board of Directors of the Company has been considering ways to provide incentives to its key officers in order for the Company to continue to benefit from their valuable services during this period of leadership transition.

Accordingly, as approved by the Leadership and Compensation Committee, on May 11, 2007, the Company entered into agreements (each a "Retention Agreement" and collectively, the "Retention Agreements") with certain of its key officers (the "Executives").

Pursuant to the Retention Agreements, the Company will award each Executive a "bonus payment" payable in cash on May 1, 2008, provided that such Executive has been continuously employed with the Company from the date of the Retention Agreement until May 1, 2008, or with respect to certain of the Executives identified below, payable in cash installments on May 1, 2008 and January 1, 2009, provided that such Executive is continuously employed until May 1, 2008 with respect to the first installment and January 1, 2009 with respect to the second installment. If the Company terminates the Executive other than for "cause" (as defined in the Retention Agreements) or other than on account of death or disability before May 1, 2008, the Company will pay the full bonus payment on, or as soon as practical after, the date of such Executive's termination of employment, and with respect to certain of the Executives identified below if the Company terminates the Executive other than for cause or on account of death and disability between May 1, 2008 and January 1, 2009, the Company will pay the Executive the second installment of the bonus payment. The Company's obligation to make the bonus payment in the event of a termination of employment is conditioned on certain items, including the execution by the Executive of a release for the benefit of the Company relating to any and all employment-related claims.

The bonus payments set forth in the Retention Agreements for certain Executives, including the "named executive officers" from the Company's proxy statement for its 2007 annual meeting of stockholders, are as follows: Linda W. Beck, President, New Edge Networks, $120,000 on May 1, 2008; Donald B. Berryman, Executive Vice President and President, Municipal Networks, $150,000 on May 1, 2008 and $100,000 on January 1, 2009; Kevin M. Dotts, Executive Vice President and Chief Financial Officer, $300,000 on May 1, 2008 and $200,000 on January 1, 2009; Craig I. Forman, Executive Vice President and President, Access and Audience, $300,000 on May 1, 2008 and $200,000 on January 1, 2009; and Michael C. Lunsford, Interim President and Chief Executive Officer, $400,000 on May 1, 2008 and $300,000 on January 1, 2009. The total amount of bonus payments that would be required to be paid if all Executives became eligible to be paid bonuses is approximately $3.0 million.

A copy of the form of Retention Agreement providing for lump sum payment and the form of Retention Agreement providing for installment payments are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.    Description
10.1                Form of Retention Agreement for lump sum payment

10.2                Form of Retention Agreement for installment payments

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: May 17, 2007	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Retention Agreement for lump sum payment
EX-10.2	Form of Retention Agreement for installment payments